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                                  EXHIBIT 10.16
                                  -------------

                             VIRTUAL FINANCIAL CORP.
                              750 East Sample Road
                                    Suite 204
                          Pompano Beach, Florida 33064
                               954-783-6992 Office
                                954-783-6952 Fax




February 16, 1999

Mr. Andrew Lee
Integrated Transportation Network Group Inc.
205 West 39th Street
16th Floor
New York, NY 10018
Facsimile:  (212) 840-8845

Re:  Consulting Services

Dear Andy,

     This letter shall constitute the terms of the Consulting Agreement among Virtual Financial Corp. ("VFC"), a corporation, and Integrated Transportation Network Group Inc. ("ITNG"), a Delaware corporation. For good and valuable consideration, it is agreed as follows:

     1. EMPLOYMENT. VFC is retained by ITNG, on a nonexclusive basis, to provide ITNG with corporate development consulting, marketing and strategic planning such as:

          a. The implementation of short range and long term strategic planning to fully develop and enhance the Company's assets, resources and services;
          b.   Produce a corporate profile;
          c. Mail 2,500 corporate profiles per month to the financial community, subject to obtaining the Company's prior written approval;
          d. Arrange analyst and fund manager meeting for ITNG each month, subject to obtaining the Company's prior written approval.

     2. COMPENSATION. In consideration for the performance of the services by VFC under this Agreement, VFC shall receive the following compensation:


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          a.   $3,000 upon execution of this Agreement and $3,000 on the monthly anniversary during the term of this Agreement, not to exceed $9,000 for the initial three month term.
          b. Subject to prior written approval of ITNG, $3,125 for each 2,500 piece mailing upon VFC sending ITNG verification of the mailing acceptable to ITNG, in its sole discretion.
          c. A five year option to purchase 30,000 shares of ITNG common stock from treasury (the "Common Stock"), at an exercise price of $3.00 per share.
          d. All invoices are due and payable on receipt. ITNG will not be responsible for any expenses or invoices other than as provided herein, unless pre-approved in writing by ITNG.

     3.   REGISTRATION RIGHTS.

          a. ITNG agrees that it will, as soon as reasonably practicable and at the sole expense of ITNG, register the shares of Common Stock issuable upon exercise of the VFC Option under the Securities Act of 1933 (the "Act") on a Form S-3 Registration Statement (or any successor form). ITNG shall supply prospectuses meeting the requirements of the Act and such other documents as VFC may reasonably request for at least one year following the effectiveness of such registration in order to facilitate the public sale or disposition of such securities, to register and qualify any of such securities for sale in such states as VFC designates and do any and all other acts and things which are reasonably necessary to enable VFC to consummate the public sale or other disposition of such securities.

          b. VFC has knowledge and experience in financial and business matters that each is capable of evaluating the merits and risks of an investment in ITNG. VFC is familiar with the nature and risks inherent in investments in unregistered securities and in the business in which ITNG engages and have determined that an investment in ITNG is consistent with its investment objectives and income prospects. VFC represents and warrants that it is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Act. VFC is acquiring the Option and will be acquiring the shares of Common Stock underlying the Option to be issued, for its own account for investment purposes only and not with a view toward resale or distribution of such shares either in whole or in part.

     4. TERM. This Agreement shall be effective for a period of three (3) months, commencing upon the date of execution of this Agreement.

     5. JOINT RELATIONSHIP. Nothing contained in this Agreement shall be construed to imply a joint venture or partnership or principal/agent relationship between the parties hereto, and no party by this Agreement shall have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other party other than as set forth herein.


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     6.   CONFIDENTIAL INFORMATION. The parties hereto recognize that a major need of ITNG is to preserve its trade secrets and confidential information. By reason of this Agreement, VFC will have access to, and will obtain specialized knowledge, trade secrets and confidential information about ITNG's plans and operations. Therefore, VFC hereby agrees that during and after the Term VFC will not use, other than in performing services hereunder, disclose to others, or publish any confidential business information about the affairs of ITNG, including but not limited to confidential information concerning ITNG's products, methods, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by it in the course of its past or future services for ITNG. VFC agrees to take reasonable and appropriate steps to prevent the improper or inadvertent disclosure of any such confidential information. VFC further acknowledges that it may from time to time in the performance of services under this Agreement come into possession of information that could be deemed to be material non-public information and that the possession of such information will limit VFC's ability to buy or sell shares of ITNG, including shares underlying its Option.

     7. COMPLIANCE WITH LAWS. VFC shall comply with all applicable laws in connection with rendering services hereunder and agrees to indemnify and hold harmless ITNG and its officers, directors and agents from and against all liabilities, losses, costs and expenses (including attorney's fees and costs) arising out of VFC's failure to so comply.

     8. ENTIRE AGREEMENT. This Agreement represents the entire Agreement between the parties with respect to the subject matter hereof and is not subject to alteration, modification or change except in writing signed by each of the parties. In addition, this Agreement when executed shall supersede any and all previous Agreements, whether written or oral, with respect to the subject matter hereof. A waiver of any term or condition of this Agreement shall not be construed as a general waiver. The obligations of the parties under this Agreement shall not be assignable or transferable.

     9. NOTICES. Any notices with respect to this Agreement shall be sent via registered mail, return receipt requested, or facsimile to each of the parties at the address designated at the top of page one.

     10. CHOICE OF LAW. This Agreement shall be governed by and construed under the laws of the State of New York.

     11. DISPUTES. The prevailing party in any dispute pursuant to this Agreement shall be entitled to reasonable attorneys' fees and costs.


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     If the foregoing meets with your approval, please indicate by counter-signing below.

                                                     Sincerely,
                                                     Virtual Financial Corp.


                                                     By:   /s/ Richard R. Dwyer
                                                         -----------------------
                                                         Richard R. Dwyer, Jr.
                                                         Chief Operating Officer

AGREED TO AND ACCEPTED:

Integrated Transportation Network Group Inc.




         /s/ Andrew Lee                             2/16/99
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Mr. Andrew Lee                                       Date
President